Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2015 relating to the financial statements and financial statement schedule, which appears in Borderfree, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2015